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                                                                 EXHIBIT 12.1


                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                               Three Months Ended
                                                      Year Ended May 31,                           August 31,
                                        --------------------------------------------------     ------------------
                                          1991       1992       1993      1994      1995         1994       1995
                                        --------  ---------   --------  --------  --------     --------   ------
                                                  (In thousands, except ratios)

Earnings:
  Income (loss) before income taxes.... $ 40,942  $(146,828)  $203,576  $378,462  $522,084     $107,267   $129,886
  Add back:  Interest expense, net of
               capitalized interest....  196,982    176,321    168,762   152,170   130,923       37,150     27,297
             Amortization of debt
               issuance costs..........    1,634      2,570      4,906     2,860     2,493          671        436
             Portion of rent expense
               representative of
               interest factor.........  292,840    299,012    262,724   285,261   329,370       75,903     90,028
                                        --------  ---------   --------  --------  --------     --------   --------
  Earnings as adjusted................. $532,398  $ 331,075   $639,968  $818,753  $984,870     $220,991   $247,647
                                        --------  ---------   --------  --------  --------     --------   --------
                                        --------  ---------   --------  --------  --------     --------   --------

Fixed Charges:
  Interest expense, net of
    capitalized interest............... $196,982  $ 176,321   $168,762  $152,170  $130,923     $ 37,150   $ 27,297
  Capitalized interest.................   35,442     26,603     31,256    29,738    27,381        5,703     10,329
  Amortization of debt issuance costs..    1,634      2,570      4,906     2,860     2,493          671        436
  Portion of rent expense
    representative of interest factor..  292,840    299,012    262,724   285,261   329,370       75,903     90,028
                                        --------  ---------   --------  --------  --------     --------     ------

                                        $526,898  $ 504,506   $467,648  $470,029  $490,167     $119,427   $128,090
                                        --------  ---------   --------  --------  --------     --------   --------
                                        --------  ---------   --------  --------  --------     --------   --------

  Ratio of Earnings to Fixed Charges.        1.0      (A)          1.4       1.7       2.0          1.9        1.9
                                        --------  ---------   --------  --------  --------     --------   --------
                                        --------  ---------   --------  --------  --------     --------   --------

(A) Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.